EXHIBIT A

FORM OF VOTING AGREEMENT

April 28, 2004

BMC Software, Inc.

2101 City West Boulevard

Houston, Texas 77042-2827

Ladies and Gentlemen:

For the purpose of inducing you to enter into (and to consummate the transactions contemplated by) an Agreement and Plan of Merger (the “Merger Agreement”) by and among BMC Software, Inc., a Delaware corporation (the “Parent”), Malta Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”), and Marimba, Inc., a Delaware corporation (the “Company”), providing for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement, the undersigned stockholder or stockholders of the Company (collectively, whether one or more, referred to as the “Stockholder”) confirms its agreement with you as follows:

1. The Stockholder represents and warrants that Schedule 1 annexed hereto sets forth all of the shares of capital stock of the Company of which the Stockholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act as of the date hereof; provided that the Stockholder or its affiliates will be deemed to beneficially own any capital stock of the Company that may be acquired upon the exercise or conversion of any right (whether or not vested) of the Stockholder or any of its affiliates to acquire any shares of capital stock of the Company) (the “Shares”) and that the Stockholder and its affiliates are the lawful owners of the Shares, free and clear of any liens, rights to purchase or acquire, charges or other encumbrances and any voting agreements or restrictions with respect to voting, other than any of the foregoing created by or arising out of this letter agreement (this “Letter Agreement”). Except as set forth in Schedule 1, neither the Stockholder nor any of its affiliates owns or holds any rights to acquire any additional shares of capital stock of the Company or any interest therein or any voting rights with respect to any additional shares of capital stock of the Company.

2. The Stockholder has the legal capacity and the requisite power and authority to enter into this Letter Agreement and to perform its obligations hereunder. This Letter Agreement constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of general principles of equity. The execution and delivery of this Letter Agreement by the Stockholder do not, and the performance of this Letter Agreement by the Stockholder will not, (i) conflict with or violate any organizational documents of the Stockholder, if any, (ii) conflict with or violate any contract, agreement, license, instrument or permit to which the Stockholder is a party or by which the Stockholder or any of its properties or assets are bound or affected, (iii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of its properties or assets is bound or affected, except for any

Form of Voting Agreement

Exhibit A-1

such conflicts or violations as could not reasonably be expected to impair the Stockholder’s ability to perform its obligations under this Letter Agreement or (iii) require any consent, approval or notice under any law applicable to the Stockholder or by which any of its properties or assets is bound or affected.

3. During the Term (as hereinafter defined), the Stockholder will not, and will not permit any of its affiliates to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another person) (a) transfer, assign, sell, grant any option with respect to, pledge or otherwise dispose of or encumber (collectively, “Transfer”), or enter into any agreement, arrangement or understanding with respect to a Transfer of, any Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto other than (i) pursuant to the Merger, (ii) to any affiliate or family member of the Stockholder if the transferee executes a letter agreement substantially in the form of this Letter Agreement or (iii) with your prior written consent, (b) grant any proxies with respect to the Shares other than pursuant to this Letter Agreement or to the Parent or its designees, or (c) enter into any voting trust or other agreement, arrangement or understanding with respect to the voting of any Shares other than as set forth in this Letter Agreement.

4. Notwithstanding anything to the contrary herein, the Stockholder is only executing this Agreement in his, her or its capacity as the beneficial owner of the Shares and is not making any agreement hereunder in his, her or its capacity as an officer or director of the Company, and the agreements herein shall in no way restrict the Stockholder (or any employee or affiliate of the Stockholder) in his, her or its exercise of his fiduciary duties as an officer or director of the Company so long as the exercise of such duties does not require the Stockholder to violate the express terms of this Letter Agreement.

5. During the Term, the Stockholder agrees to cause, at any meeting of the stockholders of the Company called to consider and vote to approve the Merger Agreement and the Merger or any Acquisition Proposal, and at every adjournment or postponement thereof, or in connection with any written consent of stockholders of the Company in lieu of such a meeting, all of the Shares to be voted (a) in favor of the adoption of the Merger Agreement and the approval of the Merger (regardless of whether the Company recommends to its stockholders the adoption of the Merger Agreement and the approval of the Merger) and (b) except with the express written consent of the Parent, against (i) any other Acquisition Proposal and (ii) any action that is intended, or could reasonably be expected to, impede, frustrate, interfere with, impair, delay, adversely affect or prevent consummation of the Merger.

6. The Stockholder hereby appoints Robert H. Whilden, Jr. and Christopher C. Chaffin, and each of them, as the proxy of the Stockholder, each with full power of substitution, to vote all of the Shares at any meeting of stockholders of the Company during the Term called to consider and vote to approve the Merger Agreement, the Merger or any Acquisition Proposal, and at any adjournment or postponement thereof, and to execute any written consent of stockholders of the Company in lieu of such meeting, with the same force and effect as such vote would have if the undersigned were personally present at such meeting or signed such consent, in favor of adoption or approval of the Merger Agreement or the Merger and against any Acquisition Proposal. The proxy granted hereby, being coupled with an interest, is irrevocable but shall terminate at the end of the Term.

Form of Voting Agreement

Exhibit A-2

7. The Stockholder agrees that any shares of capital stock of the Company that the Stockholder or any of its affiliates purchases or with respect to which the Stockholder or any of its affiliates otherwise acquires beneficial ownership or voting rights, directly or indirectly, during the Term, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of securities held by the Stockholder or any of its affiliates that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, shall be subject to the terms and conditions of this Letter Agreement to the same extent as if they constituted the Shares. Nothing in this Letter Agreement shall be interpreted as obligating the Stockholder to exercise any options to acquire shares of capital stock of the Company.

8. The Stockholder represents that the Stockholder (i) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended, (ii) is familiar with the business and financial condition, properties, operations and prospects of the Company and (iii) is familiar with the terms and conditions of the Merger and the other transactions contemplated by the Merger Agreement and has had an opportunity to review the Merger Agreement.

9. The term (the “Term”) of this Letter Agreement shall commence on the date of execution of the Merger Agreement and shall terminate as of the earlier of (i) the date on which the Merger Agreement is validly terminated pursuant to its terms and (ii) the Effective Time (as defined in the Merger Agreement).

10. If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Letter Agreement shall nevertheless remain in full force and effect.

11. This Letter Agreement constitutes the entire agreement between the parties named herein with respect to the matters covered hereby, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms of this Letter Agreement and the Stockholder will take any and all actions necessary to obtain and deliver to you the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

13. The Stockholder agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to the Parent for which damages, even if available, may not be an adequate remedy. Accordingly, the Stockholder agrees that the Parent may seek the issuance of injunctive relief (including a temporary restraining order) to compel performance of its obligations and may seek the granting by any court of the remedy of specific performance of its obligations hereunder.

14. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Form of Voting Agreement

Exhibit A-3

15. THE PARTIES NAMED IN THIS LETTER AGREEMENT IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS LETTER AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS LETTER AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES NAMED IN THIS LETTER AGREEMENT IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES NAMED IN THIS LETTER AGREEMENT HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE. EACH OF THE PARTIES NAMED IN THIS LETTER AGREEMENT HEREBY IRREVOCABLY CONSENTS TO SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE MERGER, ON BEHALF OF ITSELF OR ITS PROPERTY, BY PERSONAL DELIVERY OF SUCH SUMMONS, COMPLAINT OR PROCESS TO SUCH PARTY. NOTHING IN THIS PARAGRAPH 15 SHALL AFFECT THE RIGHT OF ANY PARTY NAMED HEREIN TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

Form of Voting Agreement

Exhibit A-4

16. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Very truly yours,

By:

Name:

Title*:

*	If signing for an entity and not in an individual capacity

Confirmed on the date first written above:

BMC SOFTWARE, INC.

By:

Name:

Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

Form of Voting Agreement

Exhibit A-5

SCHEDULE 1

SHARES OWNED OF RECORD:

                 shares of the Company Common Stock

SHARES OWNED BENEFICIALLY:

                 shares of the Company Common Stock

Options to purchase              shares of the Company Common Stock